Exhibit 99.1

Misonix Contact: Richard Zaremba 631-694-9555 invest@misonix.com	Investor Relations Contact: Kevin McGrath Cameron Associates, Inc. 212-245-4577 Kevin@cameronassoc.com
MISONIX ANNOUNCES THE SALE OF ITS LABCAIRE BUSINESS FOR UP TO $5.6 MILLION
FARMINGDALE, NY — August 5, 2009 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which in Europe is used for the ablation of tumors and worldwide for other acute health conditions, today announced the sale of its Labcaire subsidiary to PuriCore International Limited (“PuriCore”) for a total purchase price of up to $5.6 million. Misonix received $3,600,000 at closing and a promissory note in the principal amount of $1,000,000, payable in equal installments of $250,000 on the next four anniversaries of the closing. Misonix will also receive a commission paid on sales for the period commencing on the date of closing and ending on December 31, 2013 of 8% of the pass through Automated Endoscope Reprocessing (“AER”) and Drying Cabinet products, and 5% of license fees from any chemical licenses marketed by Labcaire directly associated with sales of AER’s, specifically for the disinfection of the endoscope. The aggregate commission payable to Misonix is subject to a maximum payment of $1,000,000.
The financial position of Labcaire as of the fiscal year ended June 30, 2009, which is currently unaudited, includes revenues of $14 million and a net loss of $7,000 as compared to revenues of $13.6 million and a net loss of $389,000 for the fiscal year ended June 30, 2008 which was audited as part of the overall Misonix reported results for that period.
Michael A. McManus, Jr., President and Chief Executive Officer stated, “We are very pleased to have completed the transaction with PuriCore. Our strategy has been to create a medical device company that has proprietary, innovative, high margin products that utilize ultrasound as the core technology and we believe the completion of this transaction further supports that goal. Additionally, the cash payment of $3.6 million plus future payments of up to $2 million will give Misonix a solid balance sheet with sufficient cash reserves and no long-term debt. We believe this is extremely important in our current economic environment. We are also confident that Labcaire employees will be part of a combination that will be a stronger organization in the United Kingdom Endoscopic Reprocessing market.”

About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.